Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the First Quarter of Fiscal 2018 and
Declares Quarterly Cash Dividend

Union City, California – July 27, 2017 - Abaxis, Inc. (Nasdaq: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the first quarter ended June 30, 2017.

First quarter results include:
•	Revenues of $58.3 million, up 1% from last year’s comparable quarter.
•	Veterinary market revenues of $48.4 million, up 1% over last year’s comparable quarter.
•	International revenues of $11.3 million, up 3% over last year’s comparable quarter.
•
Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, of $46.0 million, up 3% over last year’s comparable quarter.

•	Gross profit of $31.9 million, compared to $32.0 million, in last year’s comparable quarter.
•	Cash, cash equivalents and investments as of June 30, 2017 of $170.5 million.
•	Abaxis paid dividends of $3.2 million, or $0.14 per share, during the first quarter of fiscal 2018.

Management Discussion

Clint Severson, chairman and chief executive officer of Abaxis, said, “Revenues were $58.3 million, an increase of 1%, over last year’s first quarter.  Our worldwide veterinary reagent discs unit sales increased by 1%, over last year’s first quarter, driven by an increase in North America of 3%.  This growth in unit sales of veterinary reagent discs in North America is an acceleration from recent quarters and an indicator that our sales and marketing strategies within North America are yielding benefits.  Our VetScan rapid tests revenues increased by 12% in the first quarter of fiscal 2018, compared to last year’s first quarter.  The rapid tests sales were driven by strength in multiple products, including our new test for canine specific lipase, which we launched in early June 2017.”

“Our Piccolo instrument revenues increased by 18% in the first quarter of fiscal 2018, compared to last year’s first quarter.  Although unit sales of our medical reagent discs decreased worldwide by 6%, from last year’s first quarter, due to the reduction of inventory during the quarter by one of our large customers, we believe the underlying demand for medical reagent discs at the end-customer level remains strong, and the long-term growth opportunity for the medical market is still excellent.  Total consumables sales for the first fiscal quarter were solid, increasing by 3%, over last year’s first quarter, to $46.0 million.  Overall consumables and other recurring revenues represented 85% of our total sales for the first fiscal quarter.  We continue to gain traction with our sales and marketing strategies and are optimistic that our investments will help our top-line growth going forward.”

“Following the recent launches of our VetScan Phenobarbital Profile and our VetScan Canine Pancreatic Lipase Rapid Test, we expect to introduce additional new products during fiscal 2018, including two urinalysis diagnostic products and the broader commercial launch of our VetScan FUSE.  We believe these new products, along with our sales and marketing strategies, will make significant contributions to future operational results.”

Mr. Severson concluded, “We remain committed to rewarding our shareholders with a quarterly cash dividend, while maintaining a strong balance sheet with $170.5 million in cash, cash equivalents and short- and long-term investments as of June 30, 2017.”

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per share of common stock, to be paid on September 15, 2017, to all shareholders of record as of the close of business on September 1, 2017.

Results of Operations

Quarterly Results

For the fiscal quarter ended June 30, 2017, Abaxis reported revenues of $58.3 million, as compared with revenues of $57.7 million for the comparable period last year.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, decreased by $1.3 million, or 13%, compared to the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $1.4 million, or 3%, over the same period last year.  Abaxis reported income from operations of $8.5 million and net income of $6.3 million for the fiscal quarter ended June 30, 2017, compared to $10.7 million and $6.9 million for the fiscal quarter ended June 30, 2016, respectively.  Abaxis’ effective tax rate in the fiscal quarter ended June 30, 2017 was 35%, compared to 36% for the same period last year.  Abaxis reported diluted net income per share of $0.28 (calculated based on 22,968,000 shares) for the fiscal quarter ended June 30, 2017, compared to $0.30 per share (calculated based on 22,685,000 shares) for the same period last year.

Other Reported Information

Non-cash compensation expense recognized for share-based awards during the three months ended June 30, 2017 and 2016 was $3.1 million and $2.8 million, respectively.  Abaxis paid $3.2 million in cash dividends to shareholders during the first quarter of fiscal 2018.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, July 27, 2017.  Participants can dial (844) 855-9498 or (412) 317-5496 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10110686, through August 3, 2017.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements.  Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets.  We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices.  For more information, visit http://www.abaxis.com.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to the long-term growth opportunities in the medical market, the effects of Abaxis’ investments in sales and marketing, Abaxis’ expansion of its product portfolio and its effect on Abaxis’ revenue growth, the expected launch timing for new products, the ability of new products to benefit Abaxis’ long-term growth and payment of future cash dividends.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Forward-looking statements contained in this press release may be affected by risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements, including, but not limited to, risks and uncertainties related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, Abaxis’ ability to compete effectively, market acceptance of Abaxis’ products, fluctuations in quarterly operating results and difficulty in predicting future results, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, expansion of Abaxis’ sales and marketing and distribution efforts, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, dependence on sole or limited source suppliers, the effect of exchange rate fluctuations on international operations, dependence on key personnel, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties.  Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10-K, and subsequently filed quarterly reports on Form 10-Q filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2017	2016
Revenues	$58,258	$57,696
Cost of revenues	26,314	25,695
Gross profit	31,944	32,001
Operating expenses:
Research and development	6,432	5,233
Sales and marketing	12,501	11,824
General and administrative	4,550	4,202
Total operating expenses	23,483	21,259
Income from operations	8,461	10,742
Interest and other income (expense), net	1,311	(30)
Income before income tax provision	9,772	10,712
Income tax provision	3,442	3,822
Net income	$6,330	$6,890

Net income per share:
Basic net income per share	$0.28	$0.31
Diluted net income per share	$0.28	$0.30
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,616	22,465
Weighted average common shares outstanding - diluted	22,968	22,685
Cash dividends declared per share	$0.14	$0.12

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30,	March 31,
	2017	2017
Current assets:
Cash and cash equivalents	91,473	$91,332
Short-term investments	46,190	51,561
Receivables, net	44,022	40,568
Inventories	40,569	39,010
Prepaid expenses and other current assets	4,500	4,997
Net deferred tax assets, current	-	5,644
Current assets of discontinued operations	34	66
Total current assets	226,788	233,178
Long-term investments	32,873	22,171
Investment in unconsolidated affiliates	2,816	2,850
Property and equipment, net	34,281	34,260
Intangible assets, net	1,132	1,171
Net deferred tax assets, non-current	10,749	4,392
Other assets	8,599	7,624
Total assets	$317,238	$305,646

Current liabilities:
Accounts payable	$10,266	$7,517
Accrued payroll and related expenses	8,652	9,606
Accrued taxes	5,719	2,151
Current liabilities of discontinued operations	58	85
Other accrued liabilities	12,329	11,006
Deferred revenue	1,242	1,415
Warranty reserve	1,770	1,663
Total current liabilities	40,036	33,443
Non-current liabilities:
Deferred revenue	1,362	1,460
Warranty reserve	2,771	2,695
Net deferred tax liabilities	226	234
Notes payable, less current portion	253	278
Other non-current liabilities	1,451	1,312
Total non-current liabilities	6,063	5,979
Total liabilities	46,099	39,422
Shareholders' equity:
Common stock	137,699	135,932
Retained earnings	133,462	130,304
Accumulated other comprehensive loss	(22)	(12)
Total shareholders' equity	271,139	266,224
Total liabilities and shareholders' equity	$317,238	$305,646

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

The following table presents our revenues by source for the three months ended June 30, 2017 and 2016.

	Three Months Ended
	June 30,
	2017	2016
Revenues by Geographic Region
North America	$46,969	$46,773
International	11,289	10,923
Total revenues	$58,258	$57,696

Revenues by Customer Group
Medical Market	$8,862	$9,097
Veterinary Market	48,368	47,731
Other	1,028	868
Total revenues	$58,258	$57,696